September 15, 2010

Senergy Partners LLC
2245 N. Green Valley Parkway, Suite 429
Henderson, NV 89014

          Re: Amendment to Loan Agreement

Ladies and Gentlemen:

          This letter will confirm that Maverick Minerals Corporation (“MVRM”) agrees as follows:

          (a)         If and at such time as Art Brokerage, Inc. (“AB”) enters into that certain Loan Agreement with respect to a loan of $2,400,000 (US) from AB to MVRM (the “AB Loan Agreement”), MVRM agrees that the Loan Agreement dated February 13, 2009 (the “Senergy Loan Agreement”), between MVRM and Senergy Partners LLC, an affiliate of AB (“Senergy”), is hereby amended to provide that at no point thereafter shall the outstanding balance of principal and accrued interest under the Senergy Loan Agreement exceed $500,000 (US) (the “Balance Limit”) and Senergy shall have no obligation to make further Advances under Senergy Loan Agreement to the extent that it believes in good faith that such Advance would lead to MVRM’s violation of the Balance Limit; and

          (b)         If, at any time following AB’s entry into the AB Loan Agreement, the outstanding balance of principal and accrued interest under the Senergy Loan Agreement exceeds the Balance Limit, the presence of such excess shall be deemed an Event of Default under Section 7.1(b) (or, if applicable, both Sections 7.1(a) and 7.1(b)) of the Senergy Loan Agreement and Senergy shall have all of the rights incident thereto.

          MVRM acknowledges that the inducement provided by this letter is material to AB’s willingness to enter into the AB Loan Agreement and waives any future challenge or objection to the enforcement of this letter on the basis of a lack of consideration or for any other reason.

Sincerely,

MAVERICK MINERALS CORPORATION

Robert Kinloch, President